Exhibit 99.1

SoundThinking, Inc. Reports Fourth Quarter and Full Year 2024 Financial Results

Full Year 2024 Revenues Increased 10% to a Record $102.0 Million, the Highest Annual Revenues in Company History

Fourth quarter and 2024 financial results were affected by the delay of approximately $3.5 million of two contract renewals, one of which has renewed and the second of which is currently expected to renew in the first quarter of 2025

Company Raises FY 2025 Revenue Guidance Range to $111.0 Million to $113.0 Million, Representing 10% Year-Over-Year Growth at the Midpoint, and Increases FY 2025 Adjusted EBITDA Margin Guidance Range to 21% to 23%. ARR Expected to Increase from $95.6 Million at the Beginning of 2025 to Approximately $110.0 Million at the Beginning of 2026

FREMONT, CA – February 25, 2025 – SoundThinking, Inc. (Nasdaq: SSTI) (“SoundThinking” or the “Company”), a leading public safety technology company, today reported financial results for the fourth quarter and fiscal year ended December 31, 2024.

Fourth Quarter 2024 Financial and Operational Highlights

•
Revenues decreased 10% to $23.4 million, compared to $26.0 million for the same quarter of 2023.
•
Gross profit decreased 22% to $11.7 million (50% of revenues), compared to $15.0 million (58% of revenues) for the same quarter of 2023.
•
GAAP net loss totaled $4.1 million, compared to GAAP net income of $3.6 million for the same quarter of 2023.
•
Adjusted EBITDA1 totaled $1.7 million (7% of revenues), compared to $4.8 million (18% of revenues) for the same quarter of 2023.
•
Went “live” with ShotSpotter in 3 new cities, 1 new university and 7 expansions with existing customers.

1 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss).

Full Year 2024 Financial and Operational Highlights

•
Revenues increased 10% to a record $102.0 million, compared to $92.7 million in 2023.
•
Gross profit increased 10% to $57.9 million (57% of revenues), compared to $52.7 million (57% of revenues) in 2023.
•
GAAP net loss totaled $9.2 million, compared to GAAP net loss of $2.7 million in 2023.
•
Adjusted EBITDA2 totaled $14.4 million (14% of revenues), compared to $14.3 million (15% of revenues) in 2023.
•
Annual recurring revenue2 starting on January 1, 2025 was $95.6 million, compared to $95.4 million on January 1, 2024. Revenue retention rate2 was 105%, compared to 107% in 2023.
•
Sales and marketing spend per $1.00 of new annualized contract value2 was $0.63, compared to $0.52 in 2023.
•
Went “live” with ShotSpotter in 20 new cities, 5 universities and 24 expansions with current customers.

2 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss), annual recurring revenue, revenue retention rate and sales and marketing spend per $1.00 of new annualized contract value.

Management Commentary

“Innovation and consistent execution against our strategic growth priorities enabled us to achieve record revenue of $102.0 million for the full year 2024 despite having to delay approximately $3.5 million in revenues from being recognized in the fourth quarter,” said President and CEO Ralph Clark. “We believe the progress we are making with our key operational and financial improvements underscores the durability of our business model and the continued demands for our solutions.”

“I am enthusiastic about our market positioning and growth potential in both domestic and international markets across our differentiated SafetySmart Platform. In 2024, ShotSpotter went live in 20 new cities and 5 universities and we deployed 126 new ShotSpotter go-live miles, approximately 30 of which were a recapture of Puerto Rico. In 2025 thus far, we announced a three-year contract renewal valued at approximately $21.9 million in aggregate with the New York Police Department for the deployment of our ShotSpotter acoustic gunshot detection system. The customers we serve recognize the holistic value that our solutions provide to save lives and better protect their communities.”

“Looking forward in 2025, we plan to continue innovating and executing against our strategic and financial growth priorities to deliver meaningful value for our stakeholders, particularly through the integration of AI-driven capabilities. By incorporating AI and data-driven solutions into our platform, we aim to enhance efficiency and provide even more actionable insights to the agencies and the communities those agencies serve. Our sales pipeline is encouraging and I am pleased that we are starting the year with strong momentum. ARR is starting the year at $95.6 million and we are raising our 2025 revenue guidance range to $111.0 million to $113.0 million, representing a 10% year-over-year growth at the midpoint. We are also raising our 2025 Adjusted EBITDA margin guidance range to 21% to 23%.”

Fourth Quarter 2024 Financial Results

The fourth quarter 2024 financial results were affected by the delay of approximately $3.5 million of two contract renewals, one of which has renewed and the second of which is currently expected to renew in the first quarter of 2025.

Revenues for the fourth quarter of 2024 were $23.4 million, compared to $26.0 million for the same quarter of 2023.

Gross profit for the fourth quarter of 2024 was $11.7 million (50% of revenues), compared to $15.0 million (58% of revenues) for the same period in 2023.

Total operating expenses for the fourth quarter of 2024 were $15.5 million, compared to $10.6 million for the same period in 2023. Operating expenses for the fourth quarter of 2023 included the contingent consideration reduction of $4.8 million related to the Forensic Logic and SafePointe acquisitions.

Net loss for the fourth quarter of 2024 totaled $4.1 million or $0.32 per basic share and diluted share (based on 12.6 million basic and diluted weighted-average shares outstanding), compared to net income of $3.6 million or $0.29 per basic share and $0.28 per diluted share (based on 12.7 million basic and 12.9 million diluted weighted-average shares outstanding), for the same period in 2023.

Adjusted EBITDA for the fourth quarter of 2024 totaled $1.7 million, compared to $4.8 million in the same period last year.

At quarter end, the Company had $13.2 million in cash and cash equivalents, $25.2 million in accounts receivable and contract assets, net, $44.2 million in deferred revenue, $4.0 million in debt related to borrowings to partially fund the SafePointe acquisition in the third quarter of 2023, and approximately $21.0 million available on our credit facility.

Full Year 2024 Financial Results

The full year 2024 financial results were affected by the delay of approximately $3.5 million of two contract renewals, one of which has renewed and the second of which is currently expected to renew in the first quarter of 2025.

Revenues in 2024 increased 10% to $102.0 million from $92.7 million in 2023. The increase in revenues was primarily due to new and expanding customer subscriptions.

Gross profit in 2024 increased 10% to $57.9 million (57% of revenues) from $52.7 million (57% of revenues) for the same period in 2023.

Total operating expenses in 2024 increased 22% to $65.7 million from $54.0 million in 2023 primarily due to a full year of expenses related to SafePointe, compared to four months in 2023, as well as personnel-related costs as we continue to grow our business. In addition, operating expenses in 2023 included the contingent consideration adjustment of $5.7 million in 2023 associated with the Forensic Logic and SafePointe acquisitions.

Net loss in 2024 totaled $9.2 million or $(0.72) per basic and diluted share (based on 12.7 million basic and diluted weighted-average shares outstanding), compared to net loss in 2023 which totaled $2.7 million or $(0.22) per basic and diluted share (based on 12.4 million basic and diluted weighted-average shares outstanding).

Adjusted EBITDA for 2024 totaled $14.4 million, compared to $14.3 million in 2023.

Financial Outlook

The Company is raising its full year 2025 revenue guidance range to $111.0 million to $113.0 million, representing 10% year-over-year growth at the midpoint. The Company is also raising its Adjusted EBITDA margin guidance to 21% to 23% for the full year 2025. The Company also expects ARR to increase from $95.6 million at the beginning of 2025 to approximately $110.0 million at the start of 2026.

The Company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below. The Company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income (expense), income taxes, depreciation and amortization, stock-based compensation expenses and acquisition-related expenses, including adjustments to the Company’s contingent consideration obligation, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the Company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures and Key Business Metrics” below.

Conference Call

SoundThinking will hold a conference call today February 25, 2025 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-8029

International dial-in: 1-201-689-8029

Conference ID: 13751116

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay here and via the investor relations section of the Company’s website at https://www.soundthinking.com/.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through March 11, 2025.

U.S. replay dial-in: 877-660-6853

International replay dial-in: 1-201-612-7415

Replay ID: 13751116

Non-GAAP Financial Measures and Key Business Metrics

Adjusted Net Income (Loss): Adjusted net income (loss), a non-GAAP financial measure, represents the Company’s net income (loss) before acquisition-related expenses, including adjustments to the Company's contingent consideration obligation, restructuring expense and loss from disposal of fixed assets.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the Company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, restructuring costs and losses on restructuring related fixed asset disposals, stock-based compensation expense and acquisition-related expenses, including adjustments to the Company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the Company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the Company’s operating performance on a period-to-period basis.

SoundThinking believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the Company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of GAAP net income (loss), the most directly comparable GAAP measure, to adjusted net loss, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
GAAP net income (loss)	$(4,079)	$3,643	$(9,180)	$(2,718)
Less:
Acquisition-related expenses	—	(97)	—	767
Restructuring expense	(10)	—	336	—
Loss on disposal of fixed assets	18	—	23	—
Change in fair value of contingent consideration	—	(4,763)	(554)	(5,686)
Adjusted net loss	$(4,071)	$(1,217)	$(9,375)	$(7,637)
Net loss per share, basic	$(0.32)	$0.29	$(0.72)	$(0.22)
Net loss per share, diluted	$(0.32)	$0.28	$(0.72)	$(0.22)
Adjusted net loss per share, basic and diluted	$(0.32)	$(0.10)	$(0.74)	$(0.61)
Weighted-average shares used in computing net (loss) income per share and adjusted net (loss) income per share, basic	12,589,833	12,736,747	12,710,236	12,425,132
Weighted-average shares used in computing net (loss) income per share and adjusted net (loss) income per share, diluted	12,589,833	12,856,219	12,710,236	12,425,132

The following table presents a reconciliation of Adjusted EBITDA to GAAP net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
GAAP net income (loss)	$(4,079)	$3,643	$(9,180)	$(2,718)
Less:
Interest (income) expense, net	(22)	112	154	48
Income taxes	111	561	778	1,204
Depreciation, amortization and impairment	2,699	2,626	10,673	10,752
Restructuring expense	(10)	—	336	—
Loss on disposal of fixed assets	18	—	23	—
Stock-based compensation expense	3,000	2,710	12,128	9,982
Change in fair value of contingent consideration	—	(4,763)	(554)	(5,686)
Acquisition-related expenses	—	(97)	—	767
Adjusted EBITDA	$1,717	$4,792	$14,358	$14,349

Annual Recurring Revenue (ARR): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year.

Revenue Retention Rate: We calculate our revenue retention rate for each year by dividing the (a) total revenues for such year from those customers who were customers during the corresponding prior year by (b) the total revenues from all customers in the corresponding prior year. For the purposes of calculating our revenue retention rate, we count as customers all entities with which we had contracts in the applicable year. Revenue retention rate for any given period does not include revenues attributable to customers first acquired during such period. We focus on our revenue retention rate because we believe that this metric provides insight into revenues related to and retention of existing customers. If our revenue retention rate for a year exceeds 100%, this indicates a low churn and means that the revenues retained during the year, including from customer expansions, more than offset the revenues that we lost from customers that did not renew their contracts during the year.

Sales and Marketing Spend per $1.00 of New Annualized Contract Value: We calculate sales and marketing spend annually as the total sales and marketing expense during a year divided by the first 12 months of contract value for contracts entered into during the same year. We use this metric to measure the efficiency of our sales and marketing efforts in acquiring customers, renewing customer contracts, and expanding their coverage areas.

Forward-Looking Statements

This press release and earnings call referencing this press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s expectations for its estimated revenue and Adjusted EBITDA for 2025, the Company's expectations for the increase in its ARR, ability to drive profitable growth and build upon existing contracts and partnerships, including in the United States and internationally, the potential renewal of the customer contract with New York Police Department and the timing of such renewal, and the Company’s plan to continue innovating and executing against its strategic and financial growth priorities to deliver meaningful value to its stakeholders, the Company's expectations of benefits through integration of AI-driven capabilities, operating momentum, sales pipeline, revenue growth, operating leverage and margin expansion in 2025 and beyond. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to renew its contract with New York Police Department and the timing of such renewal; the Company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the Company’s ability to maintain and increase sales, including sales of the Company’s newer product lines; the availability of funding for the Company’s customers to purchase the Company’s solutions; the complexity, expense and time associated with contracting with government entities; the Company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the Company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the Company’s solutions; changes in federal funding available to support local law enforcement; the Company’s ability to deploy and deliver its solutions; the Company’s ability to maintain and enhance its brand; and the Company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, as well as other risk factors included in the Company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release and the earnings call referencing this press release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI- and data-driven solutions for law enforcement, civic leadership, and security professionals. SoundThinking is trusted by more than 300 customers and has worked with approximately 2,100 agencies to drive more efficient, effective, and equitable public safety outcomes. The Company’s SafetySmartTM platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracerTM, the leading law enforcement search engine; CaseBuilderTM, a one-stop investigation management system; ResourceRouterTM, software that directs patrol and community anti-violence resources to help maximize their impact; SafePointe®, an AI-based weapons detection system; and PlateRanger powered by Rekor, a leading ALPR solution. SoundThinking has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Ankit Hira

Solebury Strategic Communications for SoundThinking, Inc.

+1 (203) 546 0444

ahira@soleburystrat.com

SoundThinking, Inc.

Consolidated Statements of Operations

(In thousands except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$23,411	$26,045	$102,031	$92,717
Costs
Cost of revenues	11,511	10,993	43,542	39,874
Impairment of property and equipment	193	42	605	114
Total costs	11,704	11,035	44,147	39,988
Gross profit	11,707	15,010	57,884	52,729

Operating expenses
Sales and marketing	6,523	7,379	28,138	26,959
Research and development	3,484	3,242	13,925	12,138
General and administrative	5,515	4,751	23,894	20,557
Restructuring expense	(10)	-	336	-
Change in fair value of contingent consideration	-	(4,763)	(554)	(5,686)
Total operating expenses	15,512	10,609	65,739	53,968
Operating income (loss)	(3,805)	4,401	(7,855)	(1,239)
Other income (expense), net
Interest income (expense), net	22	(112)	(154)	(48)
Other expense, net	(185)	(85)	(393)	(227)
Total other expense, net	(163)	(197)	(547)	(275)
Income (loss) before income taxes	(3,968)	4,204	(8,402)	(1,514)
Provision for income taxes	111	561	778	1,204
Net income (loss)	$(4,079)	$3,643	$(9,180)	$(2,718)
Net income (loss) per share, basic	$(0.32)	$0.29	$(0.72)	$(0.22)
Net income (loss) per share, diluted	$(0.32)	$0.28	$(0.72)	$(0.22)
Weighted-average shares used in computing net income (loss) per share, basic	12,589,833	12,736,747	12,710,236	12,425,132
Weighted-average shares used in computing net income (loss) per share, diluted	12,589,833	12,856,219	12,710,236	12,425,132

SoundThinking, Inc.

Consolidated Balance Sheets

(In thousands except share and per share data)

(Unaudited)

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$13,183	$5,703
Accounts receivable and contract asset, net	25,170	30,700
Prepaid expenses and other current assets	5,175	3,902
Total current assets	43,528	40,305
Property and equipment, net	20,131	21,028
Operating lease right-of-use assets	1,878	2,315
Goodwill	34,213	34,213
Intangible assets, net	33,182	36,938
Other assets	3,861	3,909
Total assets	$136,793	$138,708
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,442	$3,031
Line of credit	4,000	7,000
Deferred revenue, short-term	38,401	41,265
Accrued expenses and other current liabilities	10,216	8,521
Total current liabilities	56,059	59,817
Deferred revenue, long-term	5,832	812
Deferred tax liability	1,361	1,226
Other liabilities	1,142	2,096
Total liabilities	64,394	63,951
Stockholders' equity
Common stock: $0.005 par value; 500,000,000 shares authorized; 12,634,479 and 12,761,448 shares issued and outstanding as of December 31, 2024 and 2023, respectively	64	64
Additional paid-in capital	177,021	170,139
Accumulated deficit	(104,298)	(95,118)
Accumulated other comprehensive loss	(388)	(328)
Total stockholders' equity	72,399	74,757
Total liabilities and stockholders' equity	$136,793	$138,708